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                                                                     Exhibit 5.1







July 10, 2002



IXYS Corporation
3540 Bassett St.
Santa Clara, CA 95054-2704

Dear Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by IXYS Corporation, a Delaware corporation (the "Company"), of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering the offering of up to 992,293 shares of the Company's Common Stock, $0.01 par value (the "Shares"), pursuant to the C.P. Clare Corporation Non-Qualified Stock Option Plan and the C.P. Clare Corporation 1995 Stock Option and Incentive Plan (collectively, the "Plans").

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company's Amended and Restated Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement, the Plans and the options granted thereunder, will be validly issued, fully paid and non-assessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY GODWARD LLP


/s/ SUZANNE SAWOCHKA HOOPER
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Suzanne Sawochka Hooper